Exhibit 99.1

NOVAGOLD Reports Third Quarter 2022 Financial Results

Advancing Donlin Gold to Prepare the Project for the Next Phase of Development; Robust Treasury of $132 Million in Cash and Term Deposits, with

$25 Million of Receivables in 2023

The 42,334-meter drill program is wrapping-up for the year. The joint release issued by NOVAGOLD, Barrick and Donlin Gold on July 28, 2022 reported further encouraging assays, with more high-grade gold intercepts that demonstrated good grade continuity. Additional results will be issued in the coming weeks.

With Donlin Gold’s largest budget in over a decade, our focus is on the path forward, subject to Donlin Gold LLC Board approval, toward the preparation of an updated feasibility study. To this end, the drill program is providing the data for the geologic modelling and interpretation work for the updated resource model while we engage in engineering studies, as well as pursue our comprehensive environmental and community relations activities.

NOVAGOLD’s strong cash position of $132 million as of August 31, 2022, with additional funds of $25 million due in July 2023 from Newmont Corporation, should be sufficient to advance Donlin Gold to a construction decision.

October 4, 2022 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2022 third quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended August 31, 2022 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on October 4, 2022 that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In the third quarter 2022, the following milestones were achieved at Donlin Gold:

The drill program wrapped-up with 141 holes and 42,334 meters completed for the year. The drilling focused on tight-spaced grid drilling and also included in-pit and ex-pit exploration. Additional assay results will be issued in the coming weeks, with the final results expected to be released by early 2023.

On July 14, 2022, the Alaska Department of Environmental Conservation (ADEC)’s Commissioner granted the request for an adjudicatory hearing review on the State’s Clean Water Act Section 401 certification of the Federal CWA Section 404 permit. The briefing process is underway, and we expect the hearing process to be completed in the next six months.

Donlin Gold worked with our dedicated community partners in Alaska and in the Yukon-Kuskokwim (Y-K) region to execute the largest drill program at Donlin since 2007, while protecting the health and safety of Donlin Gold’s employees and contractors. Most of the site crew for the program have been local hires from 24 different communities in the Y-K region.

_________________________________

1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

www.novagold.com Page | 1

Donlin Gold continued its collaboration with Calista Corporation (“Calista”) and The Kuskokwim Corporation (“TKC”) in all aspects of outreach and engagement throughout the Y-K region in areas spanning education, health and safety, cultural traditions, and environmental initiatives, including:

Creating a subsistence committee comprised of independent regional stakeholders with varying views on development initiatives in recent years;

Signing two additional Shared Value Statements with villages in the Y-K region for a total of 11 to date (Akiak, Sleetmute, Kalskag, Napaimute, Crooked Creek, Napaskiak, Nikolai, Tuluksak, Stony River, Pilot Station, and Toksook Bay). These agreements comprise educational, environmental, and social initiatives to help support villages;

Contributing to and participating in the fifth annual “In It for the Long Haul” Backhaul Project to collect, remove, and safely dispose of household hazardous and electronic waste from 30 remote villages throughout the Y-K region;

Promoting and sponsoring youth education and health-focused activities in the Y-K region through “Alaska EXCEL”, a non-profit organization providing life-changing educational and professional opportunities for rural Alaska students and young adults, as well as the Alaska School Activities Association; and

Encouraging community well-being and cultural awareness across Alaska through the Bethel Community Services Foundation partnership and sponsorship of the Alaska Native Heritage Center.

Calista and Donlin Gold continued their proactive, bipartisan outreach in Alaska and Washington, D.C. to highlight the thoroughness of the project’s environmental review and permitting processes, as well as the benefits that the project would deliver to Native Alaskans.

President’s Message

Donlin Gold’s Outstanding Drill Results and Engagement Activities Lay a Solid Foundation for the Path Forward

The NOVAGOLD management team’s commitment to the Donlin Gold project has been unwavering for more than 10 years because we — and all our stakeholders — recognize the unique potential of this future operation. The extensive and cumulative work invested in the Donlin Gold project has substantially enhanced its value to Alaskans as well as our shareholders. It has also consistently validated the attractiveness of continuing to responsibly advance this excellent gold asset up the value chain. This year alone, the combination of an ambitious drill program with our geological modelling and interpretation work for the updated resource model, engineering studies, environmental activities, and vast community relations and government affairs efforts with our Native Corporation partners, Calista and TKC, have all contributed toward multiple achievements to date.

We refer to Donlin as “the gift that keeps on giving”. Unsurprisingly, therefore, we continue to be most encouraged by the outstanding drill results of the ACMA and Lewis pits. The assay results released to date have returned significant high-grade intercepts and demonstrated good grade continuity. They shall further inform and support the global resource estimate, recent modelling concepts, and strategic mine planning work. Examples of high-grade drill-hole intercepts include DC22-2040 that intersected 52.27 m grading 14.63 g/t gold; drill-hole DC22-2040 that intersected 18.65 m grading 10.78 g/t gold; and drill-hole DC22-2056 that intersected 73.98 m grading 4.21 g/t gold. For a more extensive description of recent drill results, please refer to the joint release from NOVAGOLD, Barrick and Donlin Gold dated July 28, 2022.

www.novagold.com Page | 2

With the receipt of these excellent results, the Donlin Gold LLC Board approved an increase in the 2022 drill program in the third quarter from 34,000 meters to 42,000 meters. The drilling at site recently wrapped-up with a total of 141 holes, which included an additional 43 holes and some 8,000 meters more than the original 2022 planned work. To date, the Donlin Gold project reported assay results for approximately 9,870 meters of the 2022 drilling program with additional assays expected to be released in the coming weeks and the final results by early 2023. The drill program included tight spaced grid drilling in structural domains, in-pit and below-pit exploration in sparsely drilled areas, platform mapping to further confirm mineralization continuity and key geological controls in representative areas of the deposit, waste rock facility condemnation drilling, and 14 geotechnical drill holes for the Alaska Dam Safety certificates. With this additional drilling, the Donlin Gold 2022 expenditures are now anticipated to stand at $64 million (of which NOVAGOLD’s portion is 50%). The budget also supports the advancement of numerous environmental activities, and finances community and external affairs efforts.

The success of our drill program in the third quarter — and for the first nine months of the year — is due to the exceptional dedication of the Donlin Gold team in Anchorage and at site, the majority of which are local hires from 24 different communities in the Y-K region, who all share the goal of protecting the health and safety of their colleagues. That goal, both at NOVAGOLD and at Donlin Gold, is indeed our top priority.

As part of Donlin Gold’s largest budget in over a decade, efforts in 2022 have focused on drilling to wrap-up the geologic modelling and interpretation work for an updated resource model, updating and advancing engineering studies, and continuing our extensive environmental and community relations activities, as together we determine the path forward toward an updated feasibility study, subject to a formal approval by the Donlin Gold LLC Board.

A Federally Permitted Project on Private Land with Excellent and Longstanding Native Corporation Partnerships

Permitting in Alaska has represented a substantial undertaking over several years — and in fact a tremendous achievement — to ensure a diligent, thorough, transparent, and inclusive process for all involved, including stakeholders from the Y-K region. Donlin Gold, working closely with its Native Corporation partners, provides support to the State of Alaska as authorities advance various permits and certificates required for the project.

For instance, Donlin Gold continues to support the ADEC in its efforts regarding the State’s Clean Water Act (CWA) Section 401 certification (the “401 Certification”) of the Federal CWA Section 404 permit. On July 14, 2022, the ADEC Commissioner granted the request for an adjudicatory hearing review related to potential water temperature effects in Crooked Creek. The briefing process is underway, and we expect the hearing process to be completed in the next six months.

The inherent value of having a federally permitted project on private land designated by law for mining should not be overlooked. As with all mining projects in the developed world, we have always prepared and organized ourselves for challenges. Our management team is intimately familiar with the processes that need to be followed. Donlin Gold and its owners, alongside the steadfast advocacy of Calista and TKC, shall continue to support the State in its defense of what constitutes an exceptionally thorough and diligent permitting process.

It should also be noted that all appeals challenging Donlin Gold permits to date have been unsuccessful, often multiple times. And we have confidence in the process. Nevertheless, objecting to mining happens to be a business in itself. On September 20, 2021, the Alaska Department of Natural Resources’ (ADNR) issuance of the Right-of-Way (ROW) lease for the portions of the natural gas pipeline on State lands was separately appealed in Alaska Superior Court by two parties: (1) Earthjustice representing Orutsararmiut Native Council (ONC), the native villages of Eek, Chevak, and Kwigillingok, and Cook InletKeeper; and (2) Robert Fithian, an adventure business owner who operates near the ROW. The two appeals have now been consolidated into a single case that is pending before the Alaska Superior Court based in Anchorage, Alaska. Legal briefings are being prepared by the parties and we anticipate a decision on both appeals in 2023.

www.novagold.com Page | 3

In 2021, the State of Alaska’s issuance of water rights for the mine and transportation facilities was appealed to the Commissioner of the ADNR. On April 25, 2022, the ADNR Commissioner denied the appeal; however, Earthjustice, ONC and five villages appealed the Commissioner’s decision in Alaska Superior Court on May 25, 2022. ADNR filed the Administrative Record with the Court on September 12, 2022, and the appellants are preparing their initial brief. A decision is expected in 2023.

Donlin Gold applied for a new air quality permit from ADEC, which is expected to be in place when the current permit expires in mid-2023. The Donlin Gold air quality permit renewal is required in order to ascertain that emissions controls reflect best technology and to re-confirm that air quality standards will be met. A draft permit is expected to be issued for public comment by the end of 2022. Donlin Gold is also preparing an updated Alaska Pollutant Discharge Elimination System application for a regularly scheduled renewal by ADEC, for which we anticipate a decision by mid-2023. Furthermore, Donlin Gold is working with Calista, TKC, ADNR, and the U.S. Bureau of Land Management on re-locating easements and public ROWs in the project area. ADNR issued the proposed re-location plan for public comment in the summer of 2022 and a final decision is expected to be announced by the end of the year. Lastly, the field work related to the issuance of the Alaska Dam Safety certificates resumed during the third quarter of 2022.

Extensive Engagement in Partnership with Regional Stakeholders… With Consistent, Long-Term Support from Alaska’s U.S. Senators for the Donlin Gold Project

Donlin Gold is enormously fortunate to enjoy time-tested partnerships with Calista and TKC, owners of the mineral and surface rights, respectively. Donlin Gold’s location on private land specially designated for mining activities following the 1971 Alaska Native Claims Settlement Act (ANCSA) represents a key differentiating factor from most other mining assets in Alaska. We deeply appreciate the critical value of having engaged Native Corporation partners and meaningful Tribal input that provide valuable insight about their land and support efforts for responsible and sustainable economic development through every phase of the Donlin Gold project.

Donlin Gold continues to work with Calista and TKC in all aspects of outreach and engagement throughout the Y-K region in the areas of education, health and safety, cultural traditions, and environmental initiatives, including creating a subsistence committee comprised of independent regional stakeholders reflecting diverse views on development initiatives, among other activities.

In the third quarter, Donlin Gold and NOVAGOLD contributed to and participated in the Backhaul Project – “In It for the Long Haul”. This was the fifth annual backhaul project to collect, remove, and safely dispose of household hazardous and electronic waste from 30 remote villages throughout the Y-K region. Over the past five years, nearly 400,000 lbs. of waste was removed that would otherwise have ended up in landfills and waterways. Sustained efforts are also underway to promote youth education and healthy activities in the Y-K region through programs such as Alaska EXCEL, which provides life-changing educational and professional opportunities for rural Alaska students and young adults, and the Alaska School Activities Association. Other important initiatives that took place during the third quarter included sponsoring the Alaska Native Heritage Center which encourages cultural awareness across Alaska and our partnership with the Bethel Community Services Foundation which is dedicated to the development, growth, continuance and enhancement of community-based programs and services.

www.novagold.com Page | 4

In the third quarter, Donlin Gold signed two additional Shared Value Statements with villages in the Y-K region for a total of 11 (Akiak, Sleetmute, Napaimute, Crooked Creek, Napaskiak, Nikolai, Tuluksak, Upper Kalskag, Stony River, Pilot Station, and Toksook Bay). These agreements formalize current engagement with key local communities, expand upon the long-term relationships already established with them, and address specific community needs including: water, sewer, and solid waste projects; the ice road that connects remote villages in the Y-K region; salmon and other aquatic life studies; and suicide and public safety prevention programs.

Calista and Donlin Gold also continued their proactive, bipartisan outreach in Alaska and Washington, D.C. to highlight the thoroughness of the project’s environmental review and permitting processes, in addition to the considerable benefits that the project would deliver to Native Alaskans. As a result, Alaska’s U.S. Senators Lisa Murkowski and Dan Sullivan have consistently expressed their long-term support of the Donlin Gold project.

A World-Class Asset in the Right Part of the World… With Sustainable Longevity and Exceptional Exploration Potential

Donlin Gold merits all of the attention it receives because of its unique principal attributes. These include first and foremost the project’s enormous mineral endowment and scale, with approximately 39 million ounces in Measured and Indicated Resources, inclusive of Proven and Probable Mineral Reserves. Such reserves provide Donlin Gold with among the largest “in production capability” in the gold industry, with a mine life of at least 27 years — and with an exceptionally high grade at 2.24 grams per tonne2, or twice the industry average for an open-pit project3. This advantage, in turn, enables Donlin Gold to be predicted to constitute one of the lowest cost producers in the gold space. The great exploration potential is another exceptionally attractive attribute, whereby the open-pit resource outline encompasses only three kilometers of an eight-kilometer mineralized belt — which itself represents less than 5% of the total land package.

For all these reasons and more, we believe that Donlin Gold stands in a league of its own as a premier gold deposit. Once developed, the project has the potential to form a major source of responsible economic development for the Y-K region for decades to come. Meanwhile, Alaska, as the second largest gold-producing State in the United States with a well-established tradition of responsible mining, provides undeniable sustainable longevity for an operation like Donlin Gold.

“The Tortoise and the Hare”… And a Comfortable Treasury to Advance Donlin Gold to Win the Race

As stewards of the capital that we were entrusted with over a decade ago, the leadership of NOVAGOLD has diligently advanced the Donlin Gold project in a highly responsible manner, all the while keeping promises that were made to shareholders in 2012. Guided by a highly experienced management team with a strong track record of execution, we have focused on reducing risks while enhancing the value of the Company. With $132 million in cash and term deposits as of August 31, 2022, a further $25 million due in July 2023 from Newmont Corporation, and an additional payment of $75 million contingent upon the owners of Galore Creek making a construction decision, it is our informed opinion that we have sufficient financial resources to advance Donlin Gold activities up to a construction decision.

_________________________________

2 Donlin Gold data as per the 2021 Technical Report and S-K 1300 Report (both as defined herein). Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

3 2020 average grade of open pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.12 g/t, sourced from S&P Global Market Intelligence.

www.novagold.com Page | 5

Patience constitutes a uniquely consequential virtue in our space — a reality which we have demonstrated time and again over the last decade. Armed with a strong conviction, a healthy treasury, and the depth of expertise required to de-risk and further advance the project, we have positioned Donlin Gold optimally for the future. We call it “the tortoise and the hare” strategy.

NOVAGOLD defines what we consider to be the hallmark of a great natural resource investment, as stated on many occasions by our Chairman and largest shareholder Dr. Thomas S. Kaplan. A seasoned investor with over three decades of experience in the space, his investment thesis centers on establishing a stake in “great assets that provide enormous leverage to an underlying theme…and that are located in a safe jurisdiction that will allow one to keep the fruits of that leverage”. In light of its many outstanding and differentiating attributes, Donlin Gold seems tailor-made to fill a real vacuum of high-quality projects in the gold industry’s pipeline.

Our efforts simply would not be as successful without the unwavering support of our esteemed shareholders, and that of our longstanding stakeholders Calista and TKC. We thank each and every one of them for their steadfastness in working so constructively with the Donlin Gold team, for an excellent drill season, and for the team’s commitment to safely executing their 2022 drill program objectives and community-focused activities. Our appreciation also extends to the State government agencies and representatives that have been advancing permitting efforts with great transparency and professionalism. I am personally grateful for our employees’ loyalty and for the way in which they have gone above and beyond to advance our strategy and support our stakeholders and partners, as well as for our Board’s strategic guidance and high standard of conduct.

We remain ever so obliged to those who choose to invest in our Company, as well as for their continued interest and engagement. As a shareholder myself, I take that responsibility very seriously and, with the support of our management team, we will continue to work diligently to further advance the Company and the Donlin Gold project.

Sincerely,

Gregory A. Lang
President & CEO

www.novagold.com Page | 6

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended August 31, 2022 $	Three months ended August 31, 2021 $	Nine months ended August 31, 2022 $	Nine months ended August 31, 2021 $
General and administrative expense (1)	4,872	4,883	15,420	15,204
Share of losses – Donlin Gold	9,412	6,748	21,893	12,914
Total operating expenses	14,284	11,631	37,313	28,118

Loss from operations	(14,284)	(11,631)	(37,313)	(28,118)
Interest expense on promissory note	(2,198)	(1,506)	(5,394)	(4,420)
Accretion of notes receivable	212	639	631	2,347
Other income, net	147	818	988	34
Income tax expense	—	(110)	—	(110)
Net loss	(16,123)	(11,790)	(41,088)	(30,267)

Loss per share, basic and diluted	(0.05)	(0.04)	(0.12)	(0.09)

			At	At
			August 31, 2021 $	November 30, 2021 $
Cash and term deposits			131,932	169,124
Total assets			166,581	198,852
Total liabilities			125,705	120,570

(1) Includes share-based compensation expense of $2,105 and $2,050 in the third quarter of 2022 and 2021, respectively, and $6,301 and $6,187 in the first nine months of 2022 and 2021, respectively.

In the third quarter of 2022, Net loss increased by $4.3 million from 2021, primarily due to the expanded Donlin Gold work program, higher interest expense on the Barrick promissory note, a decrease in the fair market value of marketable securities, lower accretion income due to the maturity of the $75 million Newmont note in July 2021, and foreign exchange movements, partially offset by increased interest earned on cash and term deposits.

In the first nine months of 2022, Net loss increased by $10.8 million from 2021, primarily due to the expanded Donlin Gold work program, higher interest expense on the Barrick promissory note, lower accretion income, and a decrease in the fair market value of marketable securities, partially offset by foreign exchange movements and increased interest income.

Liquidity and Capital Resources

In the third quarter of 2022 cash and cash equivalents decreased by $10.4 million primarily to fund our share of Donlin Gold and for corporate administrative expenses. The increase in cash used in the third quarter of 2022 compared to 2021 was primarily due to the expanded Donlin Gold work program in 2022. In July 2021, we received proceeds of $75 million on the Newmont notes.

www.novagold.com Page | 7

In the first nine months of 2022 cash and cash equivalents decreased by $29.2 million primarily to fund our share of Donlin Gold, for corporate administrative expenses, and for withholding taxes on share-based payments, partially offset by a net $8 million received from term deposits. The increase in Net cash used in operating activities during the first nine months of 2022 compared to 2021 was primarily due to the timing of corporate liability insurance payments. Net cash used in investing activities increased in 2022 due to the expanded Donlin Gold work program, partially offset by a net increase in net proceeds received from term deposits. In 2021, we received proceeds of $75 million on the Newmont notes. Net cash used in financing activities increased in 2022 due to higher withholding tax on share-based compensation (no cash was used for CEO and CFO withholdings in 2021).

At the end of the third quarter, cash and term deposits were $132 million (cash $62 million, term deposits $70 million). An additional payment from Newmont of $25 million comes due in 2023 related to the sale of NOVAGOLD’s 50% interest in the Galore Creek project in 2018, along with a note receivable for $75 million contingent upon approval of a Galore Creek project construction plan by the owner(s). At present, we believe we have sufficient working capital available to cover anticipated funding of the Donlin Gold project and corporate general and administrative costs until a decision to commence engineering and construction is reached by the Donlin Gold LLC Board for the Donlin Gold project, at which point substantial additional capital will be required.

2022 Outlook

We anticipate spending approximately $48 million in 2022, which includes $13 million for corporate general and administrative costs; $3 million for withholding taxes on PSUs and other working capital; and $32 million to fund our share of expenditures at the Donlin Gold project, including:

•	$19 million for the 2022 drill program (approximately 42,000 meters of core drilling)
o	Grid drilling (mineralization continuity and geologic structural controls in three areas of the deposit)
o	In-pit and ex-pit exploration
o	Platform mapping to confirm mineralization continuity and key geological controls in representative areas of the deposit
•	$9 million for external affairs, permitting, environmental, land and legal activities, and
•	$4 million for project planning and fieldwork (dam and water structures, metallurgical testing, mining studies, hydrogeology and geochemistry, and infrastructure planning).

NOVAGOLD’s primary goals in 2022 are to continue to advance the Donlin Gold project toward a construction decision; maintain or increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a peer-leading reputation for NOVAGOLD, its governance practices and its project among shareholders; and manage the Company treasury effectively and efficiently. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, commencement of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on October 5, 2022, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast: www.novagold.com/investors/events

North American callers: 1-800-319-4610

International callers: 1-604-638-5340

www.novagold.com Page | 8

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the Measured and Indicated Resource categories on a 100% basis),4 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world.

According to the 2021 Technical Report and the S-K 1300 Report, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the 2021 Technical Report and the S-K 1300 Report5. Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited; Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc. are the Qualified Persons responsible for the preparation of the 2021 Technical Report, and each is an independent Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). Wood prepared the S-K 1300 Report.

Paul Chilson, P.E., who is the Manager, Mine Engineering for NOVAGOLD and a Qualified Person under NI 43-101, has approved and verified the scientific and technical information related to the 2022 Donlin Gold project drill program, the 2021 Technical Report and the S-K 1300 Report contained in this media release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

_________________________________

4 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Report, refer to footnote 2 for the description.

5 The Company retained Wood Canada Limited (“Wood”) in 2021 to update content in its previously filed “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on the Second Updated Feasibility Study,” effective November 18, 2011, and amended January 20, 2012. This update resulted in a report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and was filed on August 31, 2021. The Company is a registrant with the SEC and is reporting its exploration results, Mineral Resources, and Mineral Reserves in accordance with Subpart 229.1300 of Regulation S-K – Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) as of November 30, 2021. While the S-K 1300 rules are similar to National Instrument 43-101 Standards of Disclosure for Mineral Projects rules in Canada, they are not identical and therefore two reports have been produced for the Donlin Gold project. The Company requested that Wood prepare a Technical Report Summary of the Donlin Gold project, Alaska, USA using the standards of S-K 1300 and it is titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (“S-K 1300 Report”), current as of November 30, 2021. Wood incorporated 2020 costs and new gold price guidance to meet the Company’s reporting requirements. The resultant 2021 Technical Report and S-K 1300 Report showed no material change to the previously reported mineral resources or mineral reserves.

www.novagold.com Page | 9

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated results of the 2022 drill programs and the timing thereof; the anticipated timing of certain judicial and/or administrative decisions; the 2022 Outlook; the timing and potential for an updated feasibility study on the project; our goals and planned expenditures for the remainder of 2022; anticipated benefits from the 2022 drill programs including geological modelling and interpretation work for Donlin Gold; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support to the State’s thorough permitting process; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; the Donlin Gold LLC Board approval to advance Donlin Gold up the value chain; the success of the strategic mine plan for Donlin Gold; the outcome of the planned tight spaced and exploration drilling and the timing thereof; and the conversion of Galore Creek into a mine and the receipt of $25 million due in July 2023 from Newmont Corporation and the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

www.novagold.com Page | 10